                                                                    Exhibit 12.1


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                 Year Ended May 31,
                                   ------------------------------------------------
                                     1991       1992      1993      1994      1995
                                   --------  ---------  --------  --------  -------
                                             (In thousands, except ratios)
Earnings:
  Income (loss) before
    income taxes.................. $ 40,942  $(146,828) $203,576  $378,462  $522,084
  Add back:
    Interest expense, net of
      capitalized interest........  196,982    176,321   168,762   152,170   130,923
    Amortization of debt
      issuance costs..............    1,634      2,570     4,906     2,860     2,493
    Portion of rent expense
      representative of interest
      factor......................  292,840    299,012   262,724   285,261   329,370
                                   --------  ---------  --------  --------  --------

  Earnings as adjusted............ $532,398  $ 331,075  $639,968  $818,753  $984,870
                                   ========  =========  ========  ========  ========

Fixed Charges:
  Interest expense, net of
    capitalized interest.......... $196,982  $ 176,321  $168,762  $152,170  $130,923
  Capitalized interest............   35,442     26,603    31,256    29,738    27,381
  Amortization of debt
    issuance costs................    1,634      2,570     4,906     2,860     2,493
  Portion of rent expense
    representative of interest
    factor........................  292,840    299,012   262,724   285,261   329,370
                                   --------  ---------  --------  --------  --------

                                   $526,898  $ 504,506  $467,648  $470,029  $490,167
                                   ========  =========  ========  ========  ========

  Ratio of Earnings to Fixed
    Charges                             1.0      (A)         1.4       1.7       2.0
                                   ========  =========  ========  ========  ========



(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.